UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement

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☒ Definitive Proxy Statement

☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

BORDERS GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SEC 1913 (02-02)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

100 Phoenix Drive
Ann Arbor, Michigan 48108

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held September 29, 2010

To the Shareholders of
BORDERS GROUP, INC.:

A Special Meeting of the shareholders of Borders Group, Inc., a Michigan corporation (the “Company”), will be held at 10:00 a.m., local time, on September 29, 2010 at the Four Points Sheraton, 3200 Boardwalk, Ann Arbor, Michigan 48108 to:

1.	Approve the issuance by the Company to LeBow Gamma Limited Partnership, a Delaware limited partnership (the “Purchaser”), of a stock purchase warrant (the “Warrant”) to acquire 35,130,000 shares of the Company’s common stock, together with the issuance by the Company of all shares of common stock issuable upon the exercise of the Warrant, including all shares of common stock that may become issuable as a result of the anti-dilution adjustment provisions of the Warrant (“Proposal 1”);

2.	Approve the grant to the Purchaser of the right to require the Company to obtain the Purchaser’s consent prior to the Company appointing, terminating or transferring the Chief Executive Officer or the Chief Financial Officer of the Company, or any other executive officer of the Company, or materially amending or modifying any such person’s terms and conditions of employment, subject to certain exceptions (“Proposal 2”); and

3.	Transact such other business as may properly come before the Special Meeting.

Only shareholders of record at the close of business on August 6, 2010 are entitled to notice of and to vote at the Special Meeting and at any and all adjournments or postponements thereof.

We have elected to take advantage of rules of the Securities and Exchange Commission that allow issuers to furnish proxy materials to their shareholders on the Internet. This allows us to provide information to shareholders at lower delivery costs and with reduced impact on the environment.

Your vote is important. Regardless of whether or not you plan to attend the Special Meeting, please vote as soon as possible.

Sincerely,

THOMAS D. CARNEY
Secretary

Ann Arbor, Michigan
August 17, 2010

BORDERS GROUP, INC.

SPECIAL MEETING OF SHAREHOLDERS
To Be Held On September 29, 2010

PROXY STATEMENT

General Information Regarding the Special Meeting

This proxy statement is furnished to the shareholders of Borders Group, Inc., a Michigan corporation (the “Company”), in connection with the solicitation of proxies by the board of directors of the Company for use at a special meeting of the shareholders of the Company (the “Special Meeting”) to be held at 10:00 a.m., local time, on September 29, 2010 at the Four Points Sheraton, 3200 Boardwalk, Ann Arbor, Michigan 48108 and at any and all adjournments or postponements thereof. At the Special Meeting, the shareholders of the Company are being asked to consider and vote upon the proposals set forth in the accompanying notice of special meeting.

This proxy statement is being made available to shareholders of the Company on or about August 17, 2010.

Electronic Availability of Proxy Statement

As permitted by rules of the Securities and Exchange Commission (the “SEC”), the Company is making this proxy statement available to its shareholders via the Internet. Accordingly, the Company is sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to shareholders of record and beneficial owners. The Notice contains instructions on how to access the proxy materials and how to vote online, as well as how to obtain a printed set of proxy materials.

VOTING RIGHTS AND PROCEDURES

General Voting Information

Record Date

Only holders of record of the Company’s common stock at the close of business on August 6, 2010 (the “Record Date”) are entitled to notice of and to vote at the Special Meeting. At the close of business on the Record Date, there were 71,975,036 shares of common stock outstanding.

Quorum

The presence, either in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the Record Date is necessary to constitute a quorum at the Special Meeting.

Number of Votes

Each shareholder will be entitled to one vote, in person or by proxy, for each share of common stock held in such shareholder’s name on the Record Date on any matter submitted to a vote of shareholders at the Special Meeting.

Votes Required for Adoption of Proposals

Under Michigan law, the adoption of each of the proposals to be considered at the Special Meeting will require the affirmative vote of a majority of the votes cast on that proposal by the holders of common stock who are present in person or represented by proxy and entitled to vote on such proposal at the Special Meeting. In addition, in order for a proposal to be deemed to have been approved by the shareholders of the Company for purposes of the listing rules of the New York Stock Exchange (the “NYSE”), the securities exchange on which the Company’s common stock is listed for trading, the total number of votes cast for the proposal must represent over 50% of the shares of common stock entitled to vote on the proposals.

Abstentions and Broker Non-Votes

All abstentions and broker non-votes will be included as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the Special Meeting. They will not, however, be deemed to be votes cast for purposes of tabulating the vote on the proposals to which they relate, and thus will be disregarded in tabulating the vote with respect to such proposals.

Voting by the Purchaser

In accordance with the listing rules and guidance of the NYSE, at the Special Meeting, LeBow Gamma Limited Partnership, a Delaware limited partnership (the “Purchaser”), will be permitted to vote the shares of common stock of the Company of which it is the record holder as of the Record Date only in the same proportion on Proposal 1 and Proposal 2 as the aggregate votes cast on each such proposal by the other shareholders of the Company.

Appraisal Rights

Under applicable Michigan law, none of the holders of common stock is entitled to appraisal rights in connection with any matter to be acted on at the Special Meeting.

Voting by Shareholders of Record and Beneficial Owners

Shareholders whose shares are registered directly with the Company’s transfer agent are considered, with respect to those shares, to be the shareholder of record. The Company is sending the Notice directly to shareholders of record. Shareholders of record have the right to submit a proxy directly to the Company or to vote in person at the Special Meeting.

Shareholders whose shares are held in a brokerage account, or by another nominee, are considered the beneficial owners of shares held in “street name.” Notices for these shareholders are being forwarded to beneficial owners, together with a voting instruction card. Beneficial owners have the right to direct their broker, trustee or nominee as to how to vote and also are invited to attend the Special Meeting.

Since a beneficial owner is not the shareholder of record, he or she may not vote these shares in person at the Special Meeting without a proxy from the broker, trustee or nominee that holds the shares, giving the beneficial owner the right to vote the shares at the meeting. The broker, trustee or nominee of each beneficial owner will provide voting instructions for use in directing the broker, trustee or nominee how to vote these shares.

Submitting Proxies or Voting Instructions

Record holders may submit proxies by following the Internet voting instructions provided in the Notice. Beneficial owners may vote by accessing the Internet website specified in the voting instructions provided by their brokers, trustee or nominees. Record and beneficial holders who request printed proxy materials may vote by mail or telephone by following the instructions in the proxy materials that will be sent to them.

Revocation of Proxies or Voting Instructions

Shareholders may change their vote at any time prior to the vote at the Special Meeting. Record holders may accomplish this by granting a new proxy bearing a later date (which automatically revokes the earlier proxy), by providing a written notice of revocation to the Secretary of the Company prior to the Special Meeting, or by attending the Special Meeting and voting in person. Attendance at the Special Meeting will not, in and of itself, cause a previously granted proxy to be revoked. Beneficial owners may change their vote by submitting new voting instructions to their broker, trustee or nominee. Alternatively, if the beneficial owner has obtained a proxy from his or her broker or nominee giving the beneficial owner the right to vote the shares, he or she can do so by attending the Special Meeting and voting in person.

Voting of Proxies

Shares of common stock represented by proxies received in time for voting at the Special Meeting will, unless such proxy has previously been revoked, be voted in accordance with the instructions indicated thereon. In the absence of specific instructions to the contrary, the persons named in the accompanying form of proxy intend to vote all proxies received by them FOR each of the proposals set forth in the Notice.

No business other than as set forth in the Notice is expected to come before the Special Meeting. Should any other matter requiring a vote of shareholders be properly brought before the Special Meeting, it is the intention of the persons named as proxies in connection with the Special Meeting to vote such proxy in accordance with their best judgment on such matters.

Other Information

The board of directors of the Company is making this solicitation. The cost of this solicitation will be borne by the Company. Solicitation may be made personally or by telephone by officers and other employees of the Company who will not receive additional compensation for solicitation. The Company may retain a proxy solicitation firm to assist in the solicitation of proxies at a cost that will not be material.

The principal executive offices of the Company are located at 100 Phoenix Drive, Ann Arbor, Michigan 48108, and its telephone number is (734) 477-1100.

PROPOSAL NO. 1

APPROVAL OF ISSUANCE OF WARRANT AND WARRANT SHARES

The Company’s board of directors (including all of the disinterested members of the Company’s board of directors) has unanimously approved and is hereby soliciting shareholder approval for the issuance by the Company to the Purchaser of a stock purchase warrant (the “Warrant”) exercisable to acquire 35,130,000 shares of the Company’s common stock (including any additional shares of common stock issuable as a result of the anti-dilution provisions of the Warrant, the “Warrant Shares”) at a price of $2.25 per share, as adjusted, and the issuance by the Company of the Warrant Shares.

Background

On May 20, 2010, the Company entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with the Purchaser pursuant to which, among other things, on May 21, 2010, the Company issued 11,111,111 shares of its common stock (the “Shares”) to the Purchaser at a purchase price of $2.25 per share, for an aggregate purchase price of $25,000,000. The Purchaser is an entity indirectly controlled by Bennett S. LeBow. The Company expects to use the net proceeds from the issuance of the Shares to support several financial and strategic initiatives.

Issuance of Warrant

The Securities Purchase Agreement requires the Company to use its reasonable best efforts to obtain the approval of its shareholders to the issuance to the Purchaser of the Warrant and to the issuance of the Warrant Shares upon the exercise of the Warrant. Approval of the issuance of the Warrant and the Warrant Shares by the Company’s shareholders is required in accordance with the listing rules of the NYSE applicable to the Company.

If the Company’s shareholders approve the issuance of the Warrant and the Warrant Shares, the Warrant will be immediately issued to the Purchaser and will be exercisable, on a gross or cashless basis, at any time after the first anniversary of its date of issuance up to and including the fifth anniversary of its date of issuance. If on the day immediately preceding the fifth anniversary of the date of issuance of the Warrant, the Warrant has not been exercised, and the fair market value of the Company’s common stock is greater than the exercise price per Warrant Share, the Warrant will be automatically exercised on a cashless basis.

The exercise price and number and kind of shares issuable upon the exercise of the Warrant will be subject to customary anti-dilution adjustments with respect to certain recapitalization and change in control transactions, rights offerings, dividends, distributions and issuer tender offers at a premium to market price. If the anti-dilution adjustment provisions in the Warrant are triggered, the number of additional Warrant Shares that would be issuable upon the exercise of the Warrant may increase and the exercise price per Warrant Share may decrease. The Warrant does not provide for a maximum number of Warrant Shares or minimum exercise price per Warrant Share in the event the anti-dilution adjustment provisions of the Warrant are triggered. By approving this Proposal 1, shareholders will also be approving the issuance of the Warrant Shares upon the exercise of the Warrant, including all Warrant Shares that may become issuable as a result of the anti-dilution provisions of the Warrant.

Alternative Issuance of Stock Appreciation Right

If the issuance of the Warrant is not approved by the Company’s shareholders on or before September 30, 2010, the Company will be required to issue to the Purchaser a stock appreciation right (the “Stock Appreciation Right”) exercisable with respect to 35,130,000 share equivalents. Upon the exercise of the Stock Appreciation Right, the Company would be required to make a cash payment with respect to each share equivalent equal to the excess, if any, of the market price of the Company’s common stock over the $2.25 base price, as adjusted, provided in the Stock Appreciation Right. The market price of the Company’s common stock would be determined based on a weighted average price of the Company’s common stock over the 20-trading day trading period preceding the exercise date of the Stock Appreciation Right. If on the day immediately preceding the fifth anniversary of the date of issuance of the Stock Appreciation Right all or a portion of the Stock Appreciation Right has not been exercised, and if the weighted average price of the Company’s common stock over the 20-trading day period preceding such date exceeds the $2.25 base price, as adjusted, the Stock Appreciation Right will be deemed automatically exercised.

The Stock Appreciation Right would be exercisable at any time after June 1, 2011 up to and including the fifth anniversary of the date of issuance of the Stock Appreciation Right. The Stock Appreciation Right would include anti-dilution and other adjustment provisions similar to the comparable provisions provided in the Warrant. Upon the exercise of the Stock Appreciation Right prior to the maturity of the Company’s existing secured credit facilities in March 2014, the Company would be obligated to issue an interest-bearing promissory note, payable following the maturity of the Company’s existing credit facilities, in the principal amount of the applicable exercise proceeds, and to use its reasonable best efforts to secure the note through a third priority security interest in the collateral securing the Company’s existing credit facilities.

Governance Provisions

The Securities Purchase Agreement requires the Company to take all actions within its power to elect two directors designated by the Purchaser to the Company’s nine-member board of directors. Effective as of May 21, 2010, Bennett S. LeBow and Howard M. Lorber were elected as directors of the Company, and Mr. LeBow was elected as the Chairman of the board of directors. On June 3, 2010, Mr. LeBow was additionally elected as the Chief Executive Officer of the Company. The Securities Purchase Agreement also provides the Purchaser with the right, subject to the listing rules of the NYSE and applicable law, to designate a representative to serve on each committee of the Company’s board of directors and the boards of directors or managers of each of the Company’s subsidiaries.

The Purchaser is also entitled pursuant to the Securities Purchase Agreement to approval rights with respect to certain corporate and business transactions involving the Company and its subsidiaries as described in “Proposal 2 — Background.”

The Purchaser’s director designation and approval rights will terminate at such time as the Purchaser beneficially owns less than 5,555,555 shares of common stock (as adjusted for stock splits, stock dividends, subdivisions and combinations of shares), excluding for this purpose the Warrant Shares. Until such time, the Company is required to use reasonable best efforts to cause the election of the two directors designated by the Purchaser to the board of directors of the Company. Further, until the earlier of May 21, 2012 and such time as the Purchaser beneficially owns less than 5,555,5555 shares of common stock (as adjusted for stock splits, stock dividends, subdivisions and combinations of shares, and including for this purpose the

Warrant Shares) (the “Restricted Period”), the Purchaser will be required to vote all of the shares of common stock beneficially owned by the Purchaser in favor of the director nominees recommended by the Company’s board of directors.

Standstill Provisions

The Securities Purchase Agreement also includes a standstill provision that prohibits the Purchaser, subject to certain exceptions, from (i) acquiring additional shares of the Company’s common stock or other equity securities if the acquisition would result in a change in control of the Company as defined under the Company’s senior credit agreements and (ii) engaging in the solicitation of proxies or taking certain other actions with respect to the control or influence of the Company’s board of directors, management, policies or affairs. The standstill provisions, other than the restrictions on acquisitions of common stock, are applicable during the Restricted Period. After the Restricted Period, the Purchaser will be permitted to acquire additional shares of common stock or other securities of the Company (i) pursuant to a transaction that, if consummated, would result in the acquisition of 100% of the Company’s fully-diluted shares or (ii) if the acquisition does not result in a change in control of the Company as defined under the Company’s senior credit agreements.

Transfer Restrictions and Registration Rights

The Securities Purchase Agreement provides that the Purchaser may not sell, pledge or otherwise transfer the Shares, the Warrant, the Warrant Shares or the Stock Appreciation Right except (i) at any time, to any affiliate of the Purchaser or Bennett S. LeBow, (ii) at any time, pursuant to a change in control transaction or a third party tender offer for more than 50% of the Company’s securities, in each case as authorized or recommended by the Company’s board of directors, or (iii) at any time after May 21, 2011, so long as any such transfer involving more than 5% of the outstanding shares of the Company’s common stock to any one person is limited to persons who are not competitors of the Company and who the Purchaser reasonably believes are acquiring the shares in the ordinary course of business and not with the purpose of changing or influencing the control of the Company.

The Securities Purchase Agreement includes provisions requiring the Company to file and use its reasonable best efforts to be declared effective by the SEC a registration statement covering the public resale of the Shares, Warrant and Warrant Shares by the Purchaser. In connection with sales pursuant to any registration statement filed by the Company, the Company will be required to indemnify the Purchaser and certain related parties against certain liabilities, including certain liabilities arising under the Securities Act of 1933, as amended.

Consequences of a Change in Control

The Warrant and the Stock Appreciation Right include provisions applicable in the case of a possible future change in control of the Company.

Pursuant to the terms of the Warrant, in the event of the consummation of a “Public Stock Merger,” the Company may elect to (i) cause the Warrant to remain outstanding after the transaction, in which case the Warrant will remain outstanding as adjusted pursuant to the anti-dilution adjustment provisions of the Warrant, or (ii) cause the Warrant to be redeemed for an amount in cash equal to the “Cash Redemption Value” of the Warrant. “Public Stock Merger” means a consolidation, merger or other similar transaction pursuant to which the Company is combined with another entity (unless the persons who beneficially own the outstanding voting securities of the Company immediately before consummation of the transaction beneficially own a majority of the outstanding voting securities of the combined or surviving entity immediately thereafter) pursuant to which all of the outstanding common stock of the Company is exchanged for, converted into or constitutes solely the right to receive common stock listed on a national securities exchange. The “Cash Redemption Value” of the Warrant means (i) the Warrant’s fair value as of the date of the change in control event, as determined by an independent financial expert mutually agreed by the Company and the holder of the Warrant, using standard option pricing models for

American style options, assuming that the event giving rise to the redemption right had not occurred and taking into account the intrinsic and option value of the Warrant, but assuming annualized volatility of 35% over the Warrant’s remaining term, plus (ii) interest on such fair value from the consummation of the change in control transaction to the payment date at the rate of 10% per annum.

Upon the occurrence of any change in control of the Company other than a Public Stock Merger as described above, the holder of the Warrant may elect to (i) cause the Warrant to remain outstanding, in which case the Warrant will remain outstanding as adjusted pursuant to the anti-dilution adjustment provisions of the Warrant, or (ii) require the Company to redeem the Warrant for an amount in cash equal to the Cash Redemption Value.

Pursuant to the terms of the Stock Appreciation Right, upon any change in control of the Company, the Company will be obligated to redeem the Stock Appreciation Right and make a cash payment to the holder in accordance with the terms of the Stock Appreciation Right.

Expense Reimbursement

Under the Securities Purchase Agreement, the Company is obligated to reimburse certain fees and expenses incurred by the Purchaser (including the reasonable fees and expenses of the Purchaser’s legal counsel and financial advisors) in connection with the negotiation and consummation of the transactions contemplated by the Securities Purchase Agreement and ancillary documents thereto, up to an amount of $1.5 million.

Amendment to Warrant and Registration Rights Agreement

On May 20, 2010, the Company entered into an amendment (the “Amendment”) to the Warrant and Registration Rights Agreement dated as of April 9, 2008, as amended (the “Pershing Square Warrant Agreement”), with Computershare Inc., a Delaware corporation, its wholly-owned subsidiary, Computershare Trust Company, N.A., a federally-chartered trust company, and affiliates of Pershing Square Capital Management, L.P. (collectively, “Pershing Square”). The Amendment provides that the acquisition of the Shares, the Warrant, the Warrant Shares and any shares of common stock issued pursuant to the Stock Appreciation Right by the Purchaser and its affiliates will not constitute a change of control event under the Pershing Square Warrant Agreement.

Issuance of Additional Warrants to Pershing Square Capital Management

As a result of the issuance of the Shares to the Purchaser pursuant to the Securities Purchase Agreement, the Company was required under the terms of its existing agreements with Pershing Square to issue to Pershing Square 2,701,837 warrants exercisable at a price of $0.65 per share contemporaneously with the issuance of the Shares to the Purchaser. Upon the issuance of the Warrant or the Stock Appreciation Right to the Purchaser, the Company will be required under such agreements to issue Pershing Square an additional 8,542,399 warrants at the same $0.65 per share exercise price.

Required Vote

Under Michigan law, the adoption of this Proposal 1 will require the affirmative vote of a majority of the votes cast on the proposal by the holders of common stock who are present in person or represented by proxy and entitled to vote on this Proposal 1 at the Special Meeting. In addition, in order for this Proposal 1 to be deemed to have been approved by the shareholders of the Company for purposes of the listing rules of the NYSE, the total number of votes cast for this Proposal 1 must represent over 50% of the shares of common stock entitled to vote on the proposal.

In accordance with the listing rules and guidance of the NYSE, the Purchaser will be permitted to vote the shares of common stock of the Company of which it is the record holder as of the Record Date only in the same proportion on this Proposal 1 as the aggregate votes cast on this Proposal 1 by the other shareholders of the Company.

If shareholders approve this Proposal 1, the Company intends to issue the Warrant to the Purchaser irrespective of whether shareholders also approve Proposal 2.

Recommendation

The transactions contemplated by the Securities Purchase Agreement, including the issuance of the Warrant and the Warrant Shares (including any shares of common stock issuable as a result of the anti-dilution provisions of the Warrant) to the Purchaser, were unanimously approved by the disinterested members of the Company’s board of directors after a full review by the board and its financial and legal advisors of such transactions and potential alternative transactions. If shareholder approval of this Proposal 1 is not obtained, the Company will be obligated to issue the Stock Appreciation Right to the Purchaser, which upon exercise will require the Company to make a cash payment with respect to each of the 35,130,000 share equivalents covered by the Stock Appreciation Right equal to the excess, if any, of the future market price of the Company’s common stock over the $2.25 base price provided in the Stock Appreciation Right. The board of directors believes that approval of this Proposal 1 is in the best interests of the Company and its shareholders because it will permit the Company to settle the Warrant upon exercise through the issuance of the Warrant Shares, rather than by cash payments, which will assist the Company in preserving its cash resources to pursue its business and strategic objectives.

The board of directors therefore recommends a vote “FOR” approval of Proposal 1.

PROPOSAL NO. 2

ADDITIONAL CONSENT RIGHT

The Company’s board of directors (including all of the disinterested members of the Company’s board of directors) has unanimously approved and is hereby soliciting shareholder approval for the grant to the Purchaser of a right (the “Additional Consent Right”) to require the Company to obtain the Purchaser’s consent prior to the Company appointing, terminating or transferring the Chief Executive Officer or the Chief Financial Officer of the Company, or any other executive officer of the Company, or materially amending or modifying the terms and conditions of any such person’s terms and conditions of employment, subject to certain exceptions.

Background

The Purchaser is entitled pursuant to the Securities Purchase Agreement to approval rights with respect to certain corporate and business transactions involving the Company and its subsidiaries, including:

•	approving the annual budget and plan for the Company;

•	making any capital expenditure in excess of $2,000,000 not included in the Company’s approved annual budget;

•	from the initial closing date of the transaction until the fifth anniversary of the initial closing date, entering into or consummating any merger, consolidation, business combination, reorganization, recapitalization, asset sale (including any sale of stock of a subsidiary) or any other acquisition or series of related transactions or lease or license of any properties or assets of the Company with a value, in any one case, in excess of $5,000,000, excluding any internal reorganization of the Company or any of its subsidiaries that is for tax purposes or which is by and between any direct or indirect wholly-owned subsidiaries of the Company;

•	entering into any joint venture agreement, partnership agreement or any other similar agreement with a value in excess of $5,000,000;

•	acquiring any material shares or other material equity interests in, or making any other material investments in, any other person or entity;

•	amending or modifying the constituent documents of the Company or any subsidiary in a manner which would adversely affect the Purchaser’s rights pursuant to the Securities Purchase Agreement or other transaction documents, adopting or amending any anti-takeover measures, or changing or modifying the size of the Company’s board of directors (except in accordance with the Securities Purchase Agreement);

•	declaring, setting aside, making or paying any dividends or distributions (other than by subsidiaries of the Company);

•	engaging in stock repurchases or redemptions (other than in connection with certain exempt issuance transactions);

•	issuing any equity securities or instruments convertible (including warrants) into equity securities or any phantom stock or other similar rights, other than in connection with certain exempt issuance transactions;

•	incurring indebtedness (including guarantees) for borrowed money or granting of liens or encumbrances, other than (i) indebtedness (including guarantees) for borrowed money incurred or granting of liens and encumbrances under the Company’s existing credit agreements or any refinancings thereof, (ii) vendor inventory financing and liens and encumbrances on real property provided in the ordinary course of business and (iii) in connection with a loan facility not to exceed £9,000,000 for all or part of the Company’s business operations in the United Kingdom;

•	commencing any proceeding under any provision of the United States Bankruptcy Code or under any other bankruptcy or insolvency law, making an assignment for the benefit of creditors or approving a plan of dissolution or liquidation with respect to the Company or any of its subsidiaries;

•	adopting any plan or program to close a material number of existing stores (other than small format stores as defined in the Securities Purchase Agreement) or to open a material number of new stores;

•	entering into any substantially new line of business or adopting any plan to conduct business outside of the United States and those non-United States jurisdictions in which the Company conducted business as of the date of the Securities Purchase Agreement (other than through the Company’s website or e-book offerings);

•	terminating or materially modifying the Company’s existing Internet website;

•	except as required by the Company’s existing senior credit agreements, selling, transferring, licensing, assigning, permitting to lapse or otherwise disposing of any material intellectual property rights of the Company or its subsidiaries;

•	making any material change in the cash management practices or in the accounting practices, methods and principles of the Company, except as required by generally accepted accounting principles;

•	waiving against third parties any rights or claims of the Company or its subsidiaries in excess of $5,000,000;

•	entering into, materially adversely modifying or terminating any material agreement of the Company or its subsidiaries;

•	entering into any affiliate transactions or related party transactions of the type that would require disclosure by the Company under applicable SEC reporting rules; or

•	agreeing to any of the foregoing.

In addition to those approval rights granted to the Purchaser in the Securities Purchaser Agreement, the Company is required to use its reasonable best efforts to obtain the approval of its shareholders to the Additional Consent Right. If approved by the Company’s shareholders, the Additional Consent Right would require the Company to obtain the Purchaser’s consent prior to the Company appointing, terminating or transferring the Chief Executive Officer or the Chief Financial Officer of the Company, or any other executive officer of the Company, or materially amending or modifying the terms and conditions of any such person’s terms and conditions of employment. The Company would not, however, be required to obtain the Purchaser’s consent in connection with equity compensation awards made pursuant to the Company’s 2004 Long-Term Incentive Plan or awards or payments made pursuant to the Company’s annual incentive plans.

The Purchaser’s approval rights, including the Additional Consent Right if it is approved by the Company’s shareholders at the Special Meeting, will terminate at such time as the Purchaser beneficially owns less than 5,555,555 shares of common stock (as adjusted for stock splits, stock dividends, subdivisions and combinations of shares), excluding for this purpose the Warrant Shares.

Approval of the Additional Consent Right by the Company’s shareholders is required in accordance with the listing rules of the NYSE applicable to the Company.

Required Vote

Under Michigan law, the adoption of this Proposal 2 will require the affirmative vote of a majority of the votes cast on this Proposal 2 by the holders of common stock who are present in person or represented by proxy and entitled to vote on this Proposal 2 at the Special Meeting. In addition, in order for this Proposal 2 to be deemed to have been approved by the shareholders of the Company for purposes of the listing rules of the NYSE, the total number of votes cast for this Proposal 2 must represent over 50% of the shares of common stock entitled to vote on the proposal.

In accordance with the listing rules and guidance of the NYSE, the Purchaser will be permitted to vote the shares of common stock of the Company of which it is the record holder as of the Record Date only in the same proportion on this Proposal 2 as the aggregate votes cast on this Proposal 2 by the other shareholders of the Company.

If shareholders approve this Proposal 2, the Company intends to grant the Additional Consent Right to the Purchaser irrespective of whether shareholders also approve Proposal 1.

Recommendation

The grant of the Additional Consent Right to the Purchaser was unanimously approved by the disinterested members of the Company’s board of directors. The board of directors believes that the grant of the Additional Consent Right to the Purchaser is appropriate in view of the Purchaser’s investment in the Company and consistent with the other rights granted to the Purchaser in the Securities Purchase Agreement. The board of directors further believes that the Additional Consent Right will not unduly interfere with the board of directors’ oversight of the Company’s senior management.

The board of directors therefore recommends a vote “FOR” approval of Proposal 2.

INTERESTS OF CERTAIN PERSONS

The Purchaser is an entity indirectly controlled by Bennett S. LeBow. Mr. LeBow is the Chairman of the board of directors and Chief Executive Officer of the Company. Mr. LeBow is also the Chairman of the board of directors of Vector Group, Ltd. (“Vector”), a NYSE-listed company, and has been a director of Vector since October 1986. Howard M. Lorber, a director of the Company, is the President and Chief Executive Officer of Vector and has served as a director of Vector since 2001.

Both Mr. LeBow and Mr. Lorber were elected as directors of the Company by action of the Company’s board of directors taken in accordance with the Securities Purchase Agreement. Prior to the date Mr. LeBow and Mr. Lorber joined the Company’s board of directors, the Company’s board of directors (including the disinterested directors) unanimously approved the Securities Purchase Agreement, including the provisions of the Securities Purchase Agreement requiring the Company to use its reasonable best efforts to obtain the approval of its shareholders for Proposal 1 and Proposal 2.

In accordance with the listing rules and guidance of the NYSE, the Purchaser will only be permitted to vote its shares of common stock at the Special Meeting in the same proportion on Proposal 1 and Proposal 2 as the aggregate votes cast on each such proposal by the other shareholders of the Company. The Securities Purchase Agreement requires the Purchaser to vote all of the shares of the Company’s common stock it beneficially owns in the foregoing manner on Proposal 1 and Proposal 2.

The Securities Purchase Agreement further requires that the Purchaser vote all of the shares of the Company’s common stock beneficially owned by the Purchaser in favor of the director nominees recommended by the Company’s board of directors. This obligation will terminate as of the earlier of May 21, 2012 and such time as the Purchaser beneficially owns less than 5,555,555 shares of common stock (as adjusted for stock splits, stock dividends, subdivisions and combinations of shares) and including for this purpose the Warrant Shares.

BENEFICIAL OWNERSHIP OF COMMON STOCK

As of the Record Date for the Special Meeting, the Company’s common stock was held of record by 2,463 shareholders. The following table sets forth certain information concerning the beneficial ownership of common stock as of the Record Date by each shareholder who is known by the Company to own beneficially in excess of 5% of the outstanding common stock, by each director, by the executive officers of the Company named in the proxy statement relating to the Company’s most recent annual shareholders meeting who continue to serve as executive officers as of the Record Date, and by all directors and executive officers as a group. Unless otherwise noted, the reported ownership includes sole dispositive and voting power.

	Number of
	Shares of		Percent of
	Common		Common Stock
Name and Address	Stock(1)		Outstanding

Pershing Square Capital Management, L. P.	27,999,817	(2)	31.3%
888 Seventh Avenue, 29th Floor New York, New York 10019
LeBow Gamma Limited Partnership	11,111,111		15.4%
667 Madison Avenue, 14th Floor New York, NY 10065
UBS AG	3,955,875		5.5%
Bahnhofstrasse 45 PO Box CH-8021 Zurich, Switzerland
Bennett S. LeBow	11,123,439	(3)	15.5%
Michael J. Edwards	557,000		*
Thomas D. Carney	142,582	(4)	*
Mark R. Bierley	88,297	(5)	*
Michael G. Archbold	53,211		*
Paul J. Brown	25,808		*
Ronald J. Floto	25,808		*
Michael Grossman	25,808		*
Dan Rose	25,808		*
Timothy V. Wolf	25,808		*
David Shelton	20,000		*
Howard M. Lorber	12,328		*
David S. Laverty	11,667	(6)	*
James M. Frering	5,000		*
Rosalind L. Thompson	0		*
Directors and Executive Officers as a Group (15 persons)	12,142,564		16.8%

*	Represents less than one percent.

(1)	All figures represent shares of or the right to acquire common stock and include restricted shares held by directors and executive officers over which they have voting power but not investment power. In certain cases, the shares reported for a person or entity includes shares reported by related persons or entities that are included in a common filing with the SEC. The information set forth in this table is based upon the reports filed with the SEC as of the date of the preparation of this proxy statement.

(2)	The amount shown includes warrants for 17,401,837 shares that are exercisable within 60 days. Pershing Square Capital Management, L.P. has shared dispositive and voting power with respect to all of the shares and warrants.

(3)	With respect to 11,111,111 shares of the Company’s common shares, Mr. LeBow indirectly exercises voting and investment control as follows: the Bennett S. LeBow Revocable Trust is the sole stockholder of LeBow Holdings, Inc., a Nevada corporation, which is the sole stockholder of LeBow Gamma, Inc., a Nevada corporation, which is the general partner of LeBow Gamma Limited Partnership. Mr. LeBow is the sole trustee of Bennett S. LeBow Revocable Trust, a director and officer of LeBow Holdings, Inc. and a director and officer of LeBow Gamma, Inc.

(4)	Includes 66,323 options that are exercisable within 60 days.

(5)	Includes 50,507 options that are exercisable within 60 days.

(6)	Includes 11,667 options that are exercisable within 60 days.

PROPOSALS OF SHAREHOLDERS

In accordance with Rule 14a-8 under the Securities Exchange Act of 1934, any shareholder proposals intended to be presented at the 2011 Annual Meeting of Shareholders must be received by the Company no later than December 10, 2010 in order to be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

Section 8 of Article II of the Company’s bylaws additionally provides that, for director nominations or shareholder proposals to be properly brought before any annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the Secretary of the Company and must comply with the other requirements of the bylaws. For director nominations and shareholder proposals to be presented at the 2011 Annual Meeting of Shareholders, notice of such nomination or proposal containing certain information required under the Company’s bylaws must be delivered to the Secretary at the principal executive offices of the Company not later than the close of business on February 21, 2011 nor earlier than the close of business on January 20, 2011. If the Company does not receive notice of a director nomination or shareholder proposal within this time frame, the Company will be entitled to exclude such nomination or proposal from the matters which may be properly be brought before the 2011 Annual Meeting.

The dates set forth above will change if the date of the Company’s 2011 Annual Meeting is changed by more than 30 days from the date of this year’s meeting, in which event the new dates will be set forth in one of the Company’s Form 10-Q Quarterly Reports.

WHERE YOU CAN FIND MORE INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. The Company’s SEC filings can be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Also, the SEC maintains an Internet website at www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including the Company. The Company’s common stock is quoted on the NYSE under the symbol “BGP.” General information about the Company, including the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as any amendments and exhibits to those reports, are available free of charge through the Company’s website at www.bordersgroupinc.com as soon as reasonably practicable after the Company files them with, or furnishes them to, the SEC. Information on the Company’s website is not incorporated into this proxy statement or other securities filings and is not a part of these filings.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows the Company to “incorporate by reference” the information it files with the SEC, which means that the Company can disclose important information to you by referring you to those documents. The information the Company incorporates by reference is an important part of this proxy statement, and later information that the Company files with the SEC will automatically update and supersede some of this information. The documents the Company incorporates by reference are:

(a) Annual Report on Form 10-K for the fiscal year ended January 30, 2010, filed with the SEC on April 1, 2010;

(b) Quarterly Report on Form 10-Q for the quarter ended May 1, 2010, filed with the SEC on May 27, 2010;

(c) Current Reports on Form 8-K filed with the SEC on January 28, 2010, February 4, 2010, April 1, 2010, May 5, 2010, May 14, 2010, May 21, 2010, May 27, 2010, May 28, 2010, June 4, 2010, June 21, 2010, July 15, 2010 and July 20, 2010; and

(d) the description of the Company’s common stock contained in the Registration Statement on Form 8-B filed with the SEC on August 28, 1997.

Copies of the Securities Purchase Agreement and forms of Warrant and Stock Appreciation Right are included as exhibits to the Current Report on Form 8-K filed by the Company with the SEC on May 21, 2010.

The Company also incorporates by reference into this proxy statement all documents that are filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this proxy statement and on or prior to the date of the Special Meeting.

Information in Current Reports on Form 8-K furnished to the SEC, including under Item 2.02 or 7.01 of Form 8-K prior to, on or subsequent to the date hereof is not being and will not be incorporated herein by reference.

You may request a copy of these filings (other than an exhibit to the filings unless we have specifically incorporated that exhibit by reference into the filing), at no cost, by writing or telephoning the Company at the following address:

Borders Group, Inc.
100 Phoenix Drive
Ann Arbor, Michigan 48108
Tel.: (734) 477-1100
Attention: Investor Relations

000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas. C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 11:00 p.m., Central Time, on May 19, 2010. Vote by Internet • Log on to the Internet and go to www.envisionreports.com/BDP • Follow the steps outlined on the secured website. Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call. • Follow the instructions provided by the recorded message. Annual Meeting Proxy Card 1234 5678 9012 345 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3. 1. Election of Directors: For Withhold For Withhold For Withhold 01 — Michael G. Archbold* 02 — Paul J. Brown* 03 — Ronald J. Floto* + 04 — Michael Grossman* 05 - David Shelton* 06 — Dan Rose* 07 — Richard “Mick” McGuire* 08 — Timothy V. Wolf* *Each to serve until the 2011 Meeting of Shareholders or until a successor is elected and qualified. For Against Abstain For Against Abstain 2. A proposal to re-affirm the performance goals and maximum 3. Ratification of the selection of Ernst & Young LLP as the amounts payable under the Company’s Annual Incentive Company’s independent registered public accounting firm for Bonus Plan. fiscal 2010. B Non-Voting Items Change of Address — Please print new address below. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name appears above. Joint owners should all sign. Executors, administrators, trustees, etc. should so indicate when signing. If signer is a corporation, sign full corporate name by duly authorized officer who adds his or her name and title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 1 U P X 0 2 5 1 6 0 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + <STOCK#> 0160EC

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — Borders Group, Inc. PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE MAY 20, 2010, ANNUAL MEETING OF SHAREHOLDERS The undersigned hereby appoints Michael J. Edwards and Thomas D. Carney, or either of them, with full power of substitution, as Proxies, and hereby authorizes them to represent the undersigned and to vote all shares of common stock of Borders Group, Inc. (the “Company”), that the undersigned is entitled to vote at the Annual Meeting of Shareholders of Borders Group, Inc., to be held on May 20, 2010, or any adjournment thereof, upon all matters that may properly come before the meeting. The undersigned hereby revokes all proxies previously given by the undersigned to vote at the Annual Meeting or any adjournments thereof. This proxy when properly executed will be voted in the manner directed below. If no direction is made, this proxy will be voted FOR the election of the Company’s nominees to serve as Directors; FOR the proposal to re-affirm the performance goals and maximum amounts payable under the Company’s Annual Incentive Bonus Plan; and FOR the proposal to ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2010. As to any other business that may come before the Annual Meeting, or any adjournment thereof, this Proxy will be voted in the discretion of the Proxies. If you do not sign and return a proxy, or attend the meeting and vote by ballot, your shares cannot be voted. Please date and sign on the reverse side and return promptly in the enclosed envelope.